Exhibit 10.22

LEGGETT & PLATT, INCORPORATED

RETIREMENT K EXCESS PROGRAM

Dated January 1, 2007

1.	NAME AND PURPOSE

1.1	Name. The name of this Program is the “Leggett & Platt, Incorporated Retirement K Excess Program.”

1.2	Purpose. This Program is intended to allow Participants to receive the full Company matching Retirement K contribution to which they would be entitled, but which they are ineligible to receive due to limitations arising from the Internal Revenue Code, ERISA, and/or participation in other Company benefit programs.

2.	DEFINITIONS

2.1	Beneficiary. The person or persons designated as the recipient of a deceased Participant’s benefits under the Program.

2.2	Board. The Board of Directors of the Company.

2.3	Committee. The Compensation Committee of the Board or, except as to Section 16 Officers, the Management Committee or any person to whom the administrative authority has been delegated by the Committee.

2.4	Company. Leggett & Platt, Incorporated.

2.5	Compensation. The sum of a Participant’s salary earned in a Plan Year plus the Participant’s bonus earned in that same Plan Year, without reduction for any deferral elections made by the Participant under the Company’s deferred compensation program.

2.6	Deferral Percentage. The lesser of (a) 6% or (b) the deferral percentage chosen by the Participant for the Retirement K, without regard to any limitations imposed by the Internal Revenue Code and/or ERISA.

2.7	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.8	Excess Payment. The cash payment made to a Participant pursuant to Section 4.

2.9	Management Committee. A committee selected by the Board that is authorized to act on behalf of the Committee under the Program, except with respect to Section 16 Officers.

2.10	Match Rate. The Company’s age-weighted match rate assigned to each Participant under the Retirement K and based upon the Participant’s age as of December 31, 2006. The match rates are 20% for Participants below age 35, 40% for Participants age 35 to 44, 60% for Participants age 45 to 54, and 80% for Participants age 55 and over.

2.11	Participant. An employee who makes deferrals into the Retirement K.

2.12	Plan Year. Any calendar year beginning on or after January 1, 2007, in which the Company maintains the Retirement K.

2.13	Retirement K. The enhanced 401(k) program implemented by the Company in 2007 for the benefit of active participants in the Company’s defined benefit Retirement Plan as of December 31, 2006, the date the Retirement Plan was frozen.

2.14	Retirement K Match Amount. The amount contributed by the Company to the Participant’s Retirement K account for the Plan Year.

2.15	Section 16 Officers. All officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

3.	ELIGIBILITY

A Participant shall be eligible to receive an Excess Payment for a Plan Year in which the Participant was unable to receive the full Company matching contribution to his Retirement K account due to limitations arising from the Internal Revenue Code, ERISA and/or participation in other Company benefit programs, which include:

(a) limitations imposed on matching eligible compensation by the Internal Revenue Code Sections 401(a)(17) and 415(d);

(b) limitations imposed by ERISA on the Retirement K deferral rates of Highly Compensated Employee (as defined by ERISA) Participants; and

(c) reductions to Retirement K-eligible compensation due to deferrals under the Company’s deferred compensation program.

4.	EXCESS PAYMENT

A Participant’s Excess Payment for a Plan Year shall be calculated by multiplying the Participant’s Compensation by the Deferral Percentage by the Match Rate, then subtracting the Participant’s Retirement K Match Amount.

5.	DISTRIBUTION

5.1	Distribution. All Excess Payments for a Plan Year shall be distributed within two and a half months following the end of the Plan Year, except to the extent Participants elect to defer their Excess Payments (or a portion thereof) pursuant to the Company’s deferred compensation program.

5.2	Distribution Upon Termination. A Participant who is eligible for an Excess Payment during a Plan Year but whose employment by the Company terminated prior to his receipt of the Excess Payment for that same Plan Year (a) shall be entitled to that Excess Payment and (b) shall receive the Excess Payment in accordance with Section 5.1.

5.3	Beneficiary. If a Participant dies before receiving any Excess Payment due under the Program, such Excess Payment shall be made to the Participant’s Beneficiary. Each Participant may designate a Beneficiary and may change Beneficiaries at any time. No such designation will become effective until received in writing by the Company. If a Participant has no living designated Beneficiary, then the personal representative of the deceased Participant will be the Beneficiary.

6.	ADMINISTRATION

6.1	Administration. Except to the extent the Committee otherwise designates pursuant to Section 6.2(e), the Committee will control and manage the operation and administration of the Program.

6.2	Committee’s Authority. The Committee will have such authority and discretion as may be necessary to discharge its responsibilities under the Program, including the authority and discretion to: (a) interpret the provisions of the Program; (b) adopt rules of procedure consistent with the Program; (c) determine questions relating to benefits and rights under the Program; (d) maintain records concerning the Program; and (e) designate any Company employee or committee, including the Management Committee, to carry out any of the Committee’s duties, including authority to manage the operation and administration of the Program. Notwithstanding Section 6.2(e), the Committee may not delegate its authority with respect to Section 16 Officers.

7.	CLAIMS

The Committee and the Company’s Secretary will make all determinations regarding benefits under the Program in accordance with ERISA.

If a Participant believes he is eligible for the Program and does not receive such eligibility, he must make a claim in writing to the Committee. Likewise, if a Participant believes he has not received the appropriate Excess Payment, he must make a claim in writing to the Committee. The Committee will review the claim. If the claim is denied, the Committee will provide a written notice of denial within 90 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; any additional information to perfect the claim and why such information is necessary; the steps to be taken if a review is sought, including the right to file an action under Section 502(a) of ERISA following an adverse determination; and the time limits for requesting a review and for review.

If a claim is denied and the Participant desires a review, he will notify the Secretary in writing within 60 days of the receipt of notice of denial. In requesting a review, the Participant may review the Program or any related document and submit any written statement he deems appropriate. The Secretary will then review the claim and, if the decision is adverse to the Participant, provide a written decision within 60 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; a statement that the Participant is entitled to receive, upon request and free of charge, copies of documents relied upon in making the decision; and the Participant’s right to bring an action under Section 502(a) of ERISA.

8.	GENERAL PROVISIONS

8.1	No Contract. Nothing contained in the Program will restrict the right of the Company to discharge a Participant or the right of a Participant to resign from employment. The Program should not be construed as an employment contract.

8.2	No Assignment. No Participant or Beneficiary may transfer, assign or otherwise encumber any Excess Payments due under the Program. Such Excess Payments may not be seized by any creditor of Participant or Beneficiary or transferred by operation of law in the event of bankruptcy, insolvency or death. Any attempted assignment or transfer will be void.

8.3	Unfunded Program. No person will have any interest in the Company’s assets by virtue of the Program.

8.4	No Trust Created. The Program and any action taken pursuant to the Program should not be construed as creating a trust or other fiduciary relationship between the Company, the Participant, his Beneficiary or any other person.

8.5	Binding Effect. The Program will be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant, his heirs, personal representatives, and Beneficiaries.

8.6	Amendments and Termination. The Company will have the right to amend or terminate the Program at any time. However, no such amendment or termination will deprive any Participant of the right to payments previously earned.

8.7	Governing Law. To the extent not preempted by ERISA, this Program will be governed by Missouri law.

8.8	Notices. Any notice or claim given under the Program will be in writing and signed by the party giving the same. If such notice or claim is mailed, it will be sent by United States first class mail, postage prepaid, addressed to the recipient’s last known address as shown on the Company’s records. The date of such mailing will be deemed the date of notice.

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